UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
__________

FORM 8-K
__________

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report
(Date of earliest event reported)

April 13, 2018
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Adtalem Global Education Inc.
(Exact name of registrant as specified in its charter)

DELAWARE	36-3150143
(State or other jurisdiction of	(I.R.S. Employer
incorporation or organization)	Identification No.)
500 WEST MONROE	60661
CHICAGO, ILLINOIS	(Zip Code)
(Address of principal executive offices)

(630) 515-7700
(Registrant’s telephone number, including area code)

N/A
(Former name or former address, if changed since last report)
__________

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐
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Item 1.01                          Entry into a Material Definitive Agreement.

On April 13, 2018, Adtalem Global Education Inc. (“Adtalem”) entered into a  Credit Agreement (the “Credit Agreement”) with Bank of America, N.A., as administrative agent (“Agent”), swingline lender and letter of credit issuer; Merrill Lynch, Pierce, Fenner & Smith Incorporated, Bank of Montreal, Fifth Third Bank and PNC Capital Markets LLC, as joint lead arrangers and joint bookrunners; PNC Bank, National Association, Bank of Montreal and Fifth Third Bank, as co-syndication agents; The Northern Trust Company, as documentation agent; and other lenders party thereto.  The Credit Agreement replaces Adtalem’s prior $400 million Credit Agreement (the “Prior Credit Agreement”), dated March 31, 2015.  Proceeds from borrowings under the Credit Agreement will be used to finance working capital and capital expenditures, to support the issuance of standby letters of credit, to make restricted payments, to make permitted acquisitions, and for other general corporate purposes.

The Credit Agreement provides for (a) a five-year multi-currency revolving credit facility in the amount of $300 million (the “Aggregate Revolving Commitment”) with up to $200 million available in currencies other than United States Dollars and up to $100 million available for letters of credit to Adtalem and certain designated subsidiary borrowers (together with Adtalem, collectively,  the “Borrowers”) and (b) a seven-year Term B loan facility in the amount of $300 million.  Subject to certain conditions set forth in the Credit Agreement, Adtalem may elect to increase the Aggregate Revolving Commitment and/or request additional term loans in an aggregate amount up to $250 million.

Adtalem may select interest rates for borrowings under the Aggregate Revolving Commitment equal to (a) LIBOR or a LIBOR-equivalent rate for eurocurrency rate loans or a base rate, plus (b) an applicable rate based on the consolidated leverage ratio (as defined in the Credit Agreement) of Adtalem and its subsidiaries.   The applicable rate ranges from 1.75% to 2.75% for LIBOR rate loans, and from 0.75% to 1.75% for base rate loans.  Adtalem will incur a commitment fee with respect to the unused portion of the Aggregate Revolving Commitment at an applicable rate based on the consolidated leverage ratio ranging from 0.35% to 0.45%.  Adtalem may select interest rates applicable to the Term B loans equal to (a) LIBOR or a LIBOR-equivalent rate for eurocurrency rate loans plus 3.00% or (b) a base rate plus 2.00%.

The Credit Agreement contains customary affirmative, negative and financial covenants, representations, warranties, events of default and remedies upon default including acceleration, and borrowing conditions.  After the end of each of Adtalem’s fiscal years commencing with the fiscal year ending June 30, 2019, Adtalem is required to prepay the Term B loans in amount equal to 50% of consolidated excess cash flow (as defined in the Credit Agreement) for such fiscal year unless the consolidated leverage ratio is less than or equal to 1.75 to 1.00.  Adtalem and certain of its subsidiaries guaranteed the obligations of the Borrowers and have pledged the equity interests of certain of their respective subsidiaries.  Adtalem and certain of its U.S. subsidiaries have granted a security interest in favor of Agent in all of their property (other than real estate and other certain excluded property) to secure the payment and performance of the obligations under the Credit Agreement. Full details of the Credit Agreement are contained in the agreement included as Exhibit 10.1 to this Form 8-K.  Currently, a letter of credit with an original face amount of $68,435,908 and $300 million of term loans are outstanding under the Credit Agreement.

There is no material relationship between Adtalem or any of its subsidiaries or affiliates and any of the lenders or the Agent, other than in respect of the Credit Agreement and certain banking relationships all entered into in the ordinary course of business.

Item 1.02                          Termination of a Material Definitive Agreement.

The information set forth under Item 1.01 of this Current Report on Form 8-K is hereby incorporated by reference into this Item 1.02.

Item 2.03	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The information set forth under Item 1.01 of this Current Report on Form 8-K is hereby incorporated by reference into this Item 2.03.
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Item 9.01                          Financial Statements and Exhibits.

(d)   Exhibits

.
10.1
Credit Agreement dated  as of April 13, 2018, among Adtalem Global Education Inc. and certain of its subsidiaries identified therein, and Bank of America, N.A., as administrative agent, swingline lender and letter of credit issuer; Merrill Lynch, Pierce, Fenner & Smith Incorporated, Bank of Montreal, Fifth Third Bank, and PNC Capital Markets LLC as joint lead arrangers and joint bookrunners; Bank of Montreal, Fifth Third Bank, and PNC Bank, National Association, as co-syndication agents; The Northern Trust Company, as documentation agent; and other lenders party thereto.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ADTALEM GLOBAL EDUCATION INC.
(Registrant)

Date: April 19, 2018	By:	/s/ Stephen W. Beard
Stephen W. Beard
Senior Vice President, General Counsel

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